Exhibit (e)(4)

INTERIM SUB-ADVISORY AGREEMENT

ING MUTUAL FUNDS

This AGREEMENT made as of this 12th day of March, 2012, between

ING Investments, LLC, an Arizona limited liability company (the “Manager”), ING Mutual Funds, a Delaware statutory trust (the “Fund”) and J.P. Morgan Investment Management Inc.

(“Sub-Adviser”), a corporation organized under the laws of the State of Delaware.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Fund is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations; and

WHEREAS, the Fund currently offers shares in multiple series, may offer shares of additional series in the future, and intends to offer shares of additional series in the future; and

WHEREAS, pursuant to an Amended and Restated Investment Management Agreement, dated September 23, 2002, as amended (the “Management Agreement”) a copy of which has been provided to the Sub-Adviser, the Fund has retained the Manager to render advisory, management, and administrative services with respect to the Fund’s series; and

WHEREAS, in order to provide continuous and uninterrupted investment advisory services to the Fund, pursuant to Rule 15a-14 under the 1940 Act, the Sub-Adviser and the Manager sought, and approval was obtained from a majority of the Board of Trustees (the “Board”) of the Fund who have no interest in this Agreement and are not interested persons (as such term is defined in the 1940 Act) of any party to this Agreement, to enter into this Agreement to be effective upon the date first written above; and

WHEREAS, the Fund and the Manager wish to retain the Sub-Adviser to furnish investment advisory services to one or more of the series of the Fund, and the Sub-Adviser is willing to furnish such services to the Fund and the Manager.

NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Fund, the Manager, and the Sub-Adviser as follows:

1.     Appointment. The Fund and the Manager hereby appoint the Sub-Adviser to provide discretionary investment management services to the series of the Fund designated on Schedule A of this Agreement (each a “Series”) for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. To the extent that the Sub-Adviser is not the only person providing investment advisory services to a Series, the term “Series” shall be interpreted for purposes of this Agreement to only include those assets of the Series over which the Sub-Adviser is directed by the Manager to provide investment advisory services.

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In the event the Fund designates one or more series other than the Series with respect to which the Fund and the Manager wish to retain the Sub-Adviser to render investment advisory services hereunder, they shall promptly notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall so notify the Fund and Manager in writing, whereupon such series shall become a Series hereunder, and be subject to this Agreement.

2.     Sub-Adviser Management Duties and Authority. Subject to the supervision of the Fund’s Board of Trustees and the Manager, the Sub-Adviser will provide a continuous investment program for each Series’ portfolio and determine, in its discretion, the composition of the assets of each Series’ portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of each Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of each Series should be held in the various securities and other investments in which it may invest, and the Sub-Adviser is hereby authorized to execute and perform such services and transactions on behalf of each Series. In accordance with the forgoing duties, the Sub-Adviser is hereby authorized to act as agent for the Series to order deposits and the investment of cash and purchases and sales of securities for the Series’ account and in the name of the Fund. This authorization shall be a continuing one and shall remain in full force and effect until this Agreement is terminated in accordance with the provisions of Section 16 hereof. To the extent permitted by the investment policies of each Series, the Sub-Adviser shall make decisions for the Series as to foreign currency matters and make determinations as to and execute and perform foreign currency exchange contracts on behalf of the Series and shall have the authority to act in such capacity as the Sub-Adviser deems necessary or desirable in order to carry out its duties hereunder for the Series so long as not expressly prohibited by the terms of this Agreement, the 1940 Act or other securities laws or regulations. The Sub-Adviser will provide the services under this Agreement in accordance with each Series’ investment objective or objectives, policies, and restrictions as stated in the Fund’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as from time to time amended (the “Registration Statement”), copies of which shall be sent to the Sub-Adviser by the Manager prior to the commencement of this Agreement and promptly upon filing any such amendment with the SEC. The Sub-Adviser further agrees as follows:

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     (a)     The Sub-Adviser will (1) manage each Series so that no action or omission on the part of the Sub-Adviser will cause a Series to fail to meet the income and asset diversification requirements of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) (and the Sub-Adviser is not responsible for the requirements for the Fund to register under the 1940 Act, to file with its tax return an election to be a regulated investment company, or any other requirements of Section 851 of the Code all of which shall be the responsibility of the Manager), (2) manage each Series so that no action or omission on the part of the Sub-Adviser shall cause a Series to fail to comply with the diversification requirements of Section 817(h) of the Code, and the regulations issued thereunder, and (3) use reasonable efforts to manage the Series so that no action or omission on the part of the Sub-Adviser shall cause a Series to fail to comply with any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies that the Manger has identified for the Sub-Adviser. The Manager will notify the Sub-Adviser promptly if the Manager believes that a Series is in violation of any requirement specified in the first sentence of this paragraph. The Manager or the Fund will notify the Sub-Adviser of any pertinent changes, modifications to, or interpretations of Section 817(h) of the Code and regulations issued thereunder and of the other rules or regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies that the Manager has identified for the Sub-Adviser.

(b)     (i)     Except under the circumstances set forth in subsections (ii) and (iii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.

(ii)     The Sub-Adviser hereby agrees that upon 60 days' written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in the Fund in accordance with the Sub-Adviser’s proxy voting policies. As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

(iii) In certain markets, shares being tendered to vote are temporarily immobilised from trading until after the shareholder meeting has taken place. In these instances, at the request of the Manager, the Sub-Adviser will discuss with the Manager whether the Series’ best interests are served by being representing at the shareholder meeting, or by retaining the ability to trade the stock. At the Manager’s request, the Sub-Adviser will also discuss with the Manager whether to vote a proxy from an issuer in a jurisdiction in which a vote would preclude the Series’ ability to participate in subsequent corporate actions.

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     (c)     On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Series as well as of other investment advisory clients of the Sub-Adviser or any of its affiliates, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is fair and equitable in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund and to such other clients. The Manager and the Board shall have the right to review the Sub-Adviser’s manner of allocation and to direct that the Sub-Adviser no longer aggregate securities to be sold or purchased for the Series with securities to be sold or purchased for the Sub-Adviser’s other clients, provided, however, that any such direction to the Sub-Adviser shall be implemented on a prospective basis only. The Fund and the Manager recognize that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Series or adversely affect the price paid or received by the Series. Similarly, the Fund and the Manager recognize that not aggregating trades for the Series with trades for other clients of the Sub-Adviser may also limit the size of the position that may be acquired or sold for the Series or adversely affect the price paid or received by the Series.

     (d)     In connection with the purchase and sale of securities for each Series, the Sub-Adviser will arrange for the transmission to the custodian and portfolio accounting agent for the Series on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser will arrange for the automatic transmission of the confirmation of such trades to the Fund’s custodian and portfolio accounting agent.

     (e)     The Sub-Adviser will assist the portfolio accounting agent for the Fund in determining, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Series for which the portfolio accounting agent seeks assistance from or identifies for review by the Sub-Adviser.

     (f)     The Sub-Adviser will make available to the Fund and the Manager, promptly upon reasonable request, all of the Series’ investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the custodian and portfolio accounting agent for the Fund) as are necessary to assist the Fund and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”), as well as other applicable laws; provided, however, that Sub-Adviser may retain a copy of such records. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

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     (g)     The Sub-Adviser will provide reports to the Fund’s Board of Trustees for consideration at meetings of the Board on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the Fund’s Board of Trustees with respect to the Series such periodic and special reports as the Trustees and the Manager may reasonably request.

     (h)     In rendering the services required under this Agreement, the Sub-Adviser may, from time to time, retain or employ such affiliates or third parties as it believes necessary to assist it in carrying out its obligations under this Agreement. The Sub-Adviser may not retain or employ any company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Series unless the contract with such company is approved by a majority of the Fund’s Board of Trustees and a majority of Trustees who are not parties to any agreement or contract with such company and who are not “interested persons,” as defined in the 1940 Act, of the Fund, the Manager, or the Sub-Adviser, or any such company, and is approved by the vote of a majority of the outstanding voting securities of the applicable Series of the Fund to the extent required by the 1940 Act. The Sub-Adviser shall be responsible for making reasonable inquiries and for reasonably ensuring that no associated person of the Sub-Adviser, as defined in the Advisers Act, or any company that the Sub-Adviser has retained or employed, with respect to the investment management of the Series, to the best of the Sub-Adviser’s knowledge, has, in any material connection with the handling of assets:

(i)     been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)     been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(iii)     been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

Notwithstanding any other provision of this Agreement, Sub-Adviser may provide information about the Fund to any such affiliate or third party for the purpose of providing the services contemplated under this clause.

     (i)     In using spot and forward foreign exchange contracts for the Series as an investment the Manager represents the following:

(i)     That the Manager is properly and lawfully established with full power and authority to enter into spot and forward foreign exchange contracts, to perform its obligations under such foreign exchange contracts and to authorize the Sub-Adviser to enter into such foreign exchange contracts on its behalf.

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(ii)     That the Sub-Adviser has been granted full power and authority to enter into foreign exchange contracts as agent on the Manager’s behalf and to give instructions for settlement for the same.

(iii)     That the Sub-Adviser has full authority to instruct the Fund’s custodian in conformity with its mandate.

(iv)     That in the event of the termination of this Agreement, the Sub-Adviser may, if legally and operationally possible, offer the Series’ counterparty the option to leave open any existing foreign exchange contracts or to close them out at prevailing market rates.

(j)     The Manager further represents that the Manager may not, except for purposes of redemptions, expenses, and other costs of doing business, encumber funds which the Sub-Adviser has under the Sub-Adviser’s management or which benefit from the Sub-Adviser’s investment advice. If the Manager requires funds from the Series to meet any redemption requests, Series expenses, and other costs of the Series doing business, the Sub-Adviser will make funds available from the Series’ assets in a reasonably timely manner for the Manager to meet such obligations. The Manager reserves the right to segregate assets upon notice to the Sub-Adviser and provide different arrangements for investment management with respect to those assets.

3.     Broker-Dealer Selection. The Sub-Adviser is hereby authorized to place orders for the purchase and sale of securities and other investments for each Series’ portfolio, with or through such persons, brokers or dealers of its choosing and to negotiate commissions to be paid on such transactions and to supervise the execution thereof. The Sub-Adviser’s primary consideration in choosing a broker or dealer to effect any such transaction will be to obtain the best execution for the Series, taking into account the factors it deems relevant, including price (including the applicable brokerage commission or dollar spread, both for the specific transaction and on a continuous basis), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firms involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to a Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to the requirements of U.S. law, the Fund and the Manager agree that the Sub-Adviser may follow the best execution policy described on Schedule B.

Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser may effect a transaction on behalf of the Series with a broker-dealer who provides brokerage and research services to the Sub-Adviser notwithstanding the fact that the commissions payable with respect to any such transaction may be greater than the amount of any commission another broker-dealer might have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s or its affiliate’s overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion.

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To the extent consistent with this Agreement, the Sub-Adviser is further authorized to allocate orders placed by it on behalf of the Series to the Sub-Adviser as agent if it is registered as a broker-dealer with the SEC or to any of its affiliated broker-dealers as agents. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-Adviser will report on said allocation regularly to the Board indicating the broker-dealers to which such allocations have been made and will provide such other information on the allocations as the Board may reasonably request.

The Fund and the Manager agree that, in managing the Series, the Sub-Adviser may execute trades in markets that are not “regulated markets” as that term is defined in the “Markets in Financial Instruments Directive” and may utilize a multilateral trading facility. See Schedule B.

4.     Disclosure about Sub-Adviser. The Sub-Adviser has reviewed the post-effective amendment to the Registration Statement for the Fund filed with the SEC that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about or information relating, directly or indirectly, to the Sub-Adviser, to the Sub-Adviser’s knowledge, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act, or alternatively that it is not required to be a registered investment adviser under the Advisers Act to perform the duties described in this Agreement, and that it is a duly registered investment adviser in all states in which the Sub-Adviser is required to be registered and will maintain such registration so long as this Agreement remains in effect. The Sub-Adviser will provide the Manager with a copy of the Sub-Adviser’s Form ADV, Part II at the time the Form ADV and any amendment is filed with the SEC, and a copy of its written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, together with evidence of its adoption

5.     Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with its sub-adviser duties under this Agreement. The Manager or the Fund shall be responsible for all the expenses of the Fund’s operations including, but not limited to:

     (a)     Expenses of all audits by the Fund’s independent public accountants;

     (b)     Expenses of the Series’ transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

     (c)     Expenses of the Series’ custodial services including recordkeeping services provided by the custodian;

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     (d)     Expenses of obtaining quotations for calculating the value of each Series’ net assets;

     (e)     Expenses of obtaining Portfolio Activity Reports and Analyses of International Management Reports (as appropriate) for each Series;

     (f)     Expenses of maintaining the Fund’s tax records;

     (g)     Salaries and other compensation of any of the Fund’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Sub-Adviser or an affiliate of the Sub-Adviser;

     (h)     Taxes levied against the Fund;

     (i)     Brokerage fees and commissions, transfer fees, registration fees, taxes and similar liabilities and costs properly payable or incurred in connection with the purchase and sale of portfolio securities for the Series;

     (j)     Costs, including the interest expense, of borrowing money;

     (k)     Costs and/or fees incident to meetings of the Fund’s shareholders, the preparation and mailings of prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Fund’s existence, and the regulation of shares with federal and state securities or insurance authorities;

     (l)     The Fund’s legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

     (m)     Trustees’ fees and expenses of trustees who are not officers, employees, or stockholders of the Sub-Adviser or any affiliate thereof;

     (n)     The Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

     (o)     Association membership dues;

     (p)     Extraordinary expenses of the Fund as may arise including expenses incurred in connection with litigation, proceedings, and other claims (unless the Sub-Adviser is responsible for such expenses under Section 13 of this Agreement), and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto; and

     (q)     Organizational and offering expenses.

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6.     Compensation. For the services provided to each Series, the Manager will pay the Sub-Adviser a fee, payable as described in Schedule A.

The fee will be prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. In accordance with the provisions of the Management Agreement, the Manager is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Manager.

7.     Seed Money. The Manager agrees that the Sub-Adviser shall not be responsible for providing money for the initial capitalization of the Series.

8.     Compliance.

     (a)     The Fund and the Manager acknowledge that the Sub-Adviser is not the compliance agent for any Series or for the Fund or the Manager, and does not have access to all of each Series’ books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in Section 2 in accordance with the Fund’s registration statement, the Fund’s Amended and Restated Declaration of Trust and By-Laws, the Fund’s Prospectus and any policies adopted by the Fund’s Board of Trustees applicable to the Series (collectively, the “Charter Requirements”), and in accordance with applicable law (including Subchapters M and L of the Code, the 1940 Act, the Advisers Act and any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies that the Manger has identified for the Sub-Adviser (“Applicable Law”)), the Sub-Adviser shall perform such services based upon its books and records with respect to each Series, which comprise a portion of each Series’ books and records, and upon information and written instructions received from the Fund, the Manager or the Fund’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Fund, the Manager, or the Fund’s administrator. The Manager shall promptly provide the Sub-Adviser with copies of the Fund’s registration statement, the Fund’s Amended and Restated Agreement and Declaration of Trust and By-Laws, the Trust’s currently effective Prospectus and any written policies and procedures adopted by the Fund’s Board of Trustees applicable to the Portfolio and any amendments or revisions thereto. The Sub-Adviser agrees that it shall promptly notify the Manager and the Fund (1) in the event that the SEC or other governmental authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has publicly announced the commencement of proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to comply with the income and asset diversifications of Section 851 of the Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder. The Sub-Adviser further agrees to notify the Manager and the Fund promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement as then in effect, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect.

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     (b)     The Manager agrees that it shall immediately notify the Sub-Adviser (1) in the event that the SEC has censured the Manager or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or has publicly announced the commencement of proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder.

9.     Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Series are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Manager’s reasonable request, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in such rules.

10.     Cooperation; Confidentiality.

     (a)     Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance regulators) in connection with any investigation or inquiry relating to this Agreement or the Fund.

     (b)     Subject to paragraphs (a), (c) and (d) of this Section 10, the Sub-Adviser will treat confidentially and as proprietary information of the Fund all such non-public records and other information related to the Fund maintained by the Sub-Adviser, and will not use such non-public records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund or the Manager, which approval shall not be unreasonably withheld. Subject to paragraphs (a), (c) and (d) of this Section 10, the Manager will treat confidentially and as proprietary information of the Sub-Adviser all non-public information furnished to the Fund or the Manager by the Sub-Adviser in connection with its duties under this Agreement, except after prior notification to and approval in writing by the Sub-Adviser, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the aforesaid records and information need not be treated as confidential if required to be disclosed by applicable law, regulation or upon request by a party’s regulator or auditor or if available from a source other than the Fund, the Manager or the Sub-Adviser.

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(c)     To the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Series (including, but not limited to, the identity of the Series and market value of the Series), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Series in accordance with the terms of this Agreement.

(d)     The Fund and the Manager acknowledge that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Fund and the Manager as confidential and for use only by the Manager and the Fund. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Manager and Sub-Adviser, the Manager and the Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Series until such list of securities is filed with the SEC, mailed out to shareholders or posted on the Fund’s Web site, which filing, mailing or posting shall not be made sooner than 30 days after calendar quarter end, except that the Series’ top 10 holdings may be disclosed 16 days after month end. In addition, at the end of each calendar quarter, the Manager may disclose, earlier than 30 days after calendar quarter end, a list of the securities purchased or sold by the Series during the calendar quarter to certain third party data or service providers who have entered into a confidentiality agreement with the Manager.

11.     Representations Respecting Sub-Adviser.

     (a)     During the term of this Agreement, the Fund and the Manager agree to furnish to the Sub-Adviser at its principal offices prior to use thereof copies of all Registration Statements and amendments thereto, prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or any Series or to the public that refer or relate in any way to the Sub-Adviser or any of its affiliates (other than the Manager), or that use any derivative of the names “J.P. Morgan Asset Management” “JPMorgan Chase & Co.,” or “J.P. Morgan Investment Management Inc.” or any logos associated therewith. The Fund and the Manager agree that they will not use any such material without the prior consent of the Sub-Adviser, which consent shall not be unreasonably withheld. In the event of the termination of this Agreement, the Fund and the Manager will furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer or relate in any way to the

Sub-Adviser;

     (b)     The Fund and the Manager will furnish to the Sub-Adviser such information relating to either of them or the business affairs of the Fund as the Sub-Adviser shall from time to time reasonably request in order to discharge its obligations hereunder;

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     (c)     The Manager and the Fund agree that neither the Fund, the Manager, nor affiliated persons of the Fund or the Manager shall give any information or make any representations or statements in connection with the sale of shares of the Series concerning the Sub-Adviser or the Series other than the information or representations contained in the Registration Statement, prospectus, or statement of Additional information for the Fund, as they may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved in advance by the Sub-Adviser, except with the prior permission of the Sub-Adviser.

12.     Services Not Exclusive. It is understood that the services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser (or its affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

13.     Prohibited Conduct. The Sub-Adviser may not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

14.     Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Manager agree that the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Sub-Adviser (1) shall bear no responsibility and shall not be subject to any liability for any act or omission respecting any series of the Fund that is not a Series hereunder; and (2) shall not be liable for any error of judgment, mistake of law, any diminution in value of the investment portfolio of the Series, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance by the Sub-Adviser of its duties, or by reason of reckless disregard by the Sub-Adviser of its obligations and duties under this Agreement.

The Sub-Adviser does not guarantee the future performance of the Series or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Series. The Fund and the Manager understand that investment decisions made for the Series by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. The Sub-Adviser will manage only the assets of the Series allocated to its management by the Manager and in making investment decisions for the Series.

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15.     Indemnification.

     (a)     Notwithstanding Section 14 of this Agreement, the Manager agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser (other than the Manager), and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, howsoever arising from or in connection with this Agreement or the performance by the Sub-Adviser of its duties under this Agreement, provided, however, the Sub-Adviser Indemnified Persons shall not be indemnified against losses, damages, liabilities or litigation (including legal and other expenses) arising out of (1) Sub-Adviser’s, including without limitation any of its employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement, or (2) which are based upon any untrue statement or alleged untrue statement of a material fact supplied by, the Sub-Adviser and contained in the Registration Statement or prospectus covering shares of the Fund or any Series, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Sub-Adviser or the Fund or to any affiliated person of the Sub-Adviser by the Manager.

     (b)     Notwithstanding Section 14 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Manager, any affiliated person of the Manager (other than the Sub-Adviser), and each person, if any, who, is a controlling person of the Manager (all of such persons being referred to as “Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Manager Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise arising out of (i) the Sub-Adviser’s, including without limitation any of its employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement, or (2) any breach of any representations or warranties contained in Section 4; provided, however, that in no case shall the indemnity in favor of a Manager Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     (c)     None of the Fund, the Manager or the Sub-Adviser shall be liable for any special, consequential or incidental damages.

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     (d)     The Manager shall not be liable under Paragraph (a) of this Section 15 with respect to any claim made against a Sub-Adviser Indemnified Person unless such Sub-Adviser Indemnified Person shall have notified the Manager in writing within a reasonable time after the summons, notice, or other first legal process or notice giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnified Person (or after such Sub-Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Manager of any such claim shall not relieve the Manager from any liability which it may have to the Sub-Adviser Indemnified Person against whom such action is brought except to the extent the Manager is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Sub-Adviser Indemnified Person, the Manager will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Sub-Adviser Indemnified Person. If the Manager assumes the defense of any such action and the selection of counsel by the Manager to represent both the Manager and the Sub-Adviser Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Sub-Adviser Indemnified Person, adequately represent the interests of the Sub-Adviser Indemnified Person, the Manager will, at its own expense, assume the defense with counsel to the Manager and, also at its own expense, with separate counsel to the Sub-Adviser Indemnified Person, which counsel shall be satisfactory to the Manager and to the Sub-Adviser Indemnified Person. The Sub-Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Manager shall not be liable to the Sub-Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Sub-Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Manager shall not, without the prior written consent of each Sub-Adviser Indemnified Person, settle or compromise the liability of any Sub-Adviser Indemnified Person in any such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each Sub-Adviser Indemnified Person receives from such claimant an unconditional release from all liability in respect of such claim.

     (e)     The Sub-Adviser shall not be liable under Paragraph (b) of this Section 15 with respect to any claim made against a Manager Indemnified Person unless such Manager Indemnified Person shall have notified the Sub-Adviser in writing within a reasonable time after the summons, notice, or other first legal process or notice giving information of the nature of the claim shall have been served upon such Manager Indemnified Person (or after such Manager Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Sub-Adviser of any such claim shall not relieve the Sub-Adviser from any liability which it may have to the Manager Indemnified Person against whom such action is brought except to the extent the Sub-Adviser is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Manager Indemnified Person, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Manager Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Manager Indemnified Person. If the Sub-Adviser assumes the defense of any such action and the selection of counsel by the Sub-Adviser to represent both the Sub-Adviser and the Manager Indemnified Person would result in a conflict of interests and therefore,

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would not, in the reasonable judgment of the Manager Indemnified Person, adequately represent the interests of the Manager Indemnified Person, the Sub-Adviser will, at its own expense, assume the defense with counsel to the Sub-Adviser and, also at its own expense, with separate counsel to the Manager Indemnified Person, which counsel shall be satisfactory to the Sub-Adviser and to the Manager Indemnified Person. The Manager Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Sub-Adviser shall not be liable to the Manager Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Manager Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Sub-Adviser shall not, without the prior written consent of each Manager Indemnified Person, settle or compromise the liability of any Manager Indemnified Person in any such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each Manager Indemnified Person receives from such claimant an unconditional release from all liability in respect of such claim.

     (f)     The Manager shall not be liable under this Section 15 to indemnify and hold harmless the Sub-Adviser and the Sub-Adviser shall not be liable under this Section 15 to indemnify and hold harmless the Manager with respect to any losses, claims, damages, liabilities, or litigation that first become known to the party seeking indemnification during any period that the Sub-Adviser is, within the meaning of Section 15 of the 1933 Act, a controlling person of the Manager.

16.     Duration and Termination. This Agreement shall become effective on the date first indicated above, subject to the condition that the Fund’s Board, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager or the Sub-Adviser shall have approved this Agreement. Unless terminated as provided herein, this Agreement shall remain in full force and effect through July 23, 2012, 150 days from its effective date (the “Termination Date”). Notwithstanding the foregoing, this Agreement may be terminated with respect to any Series covered by this Agreement: (a) by the parties’ entry into a new Sub-Advisory Agreement that replaces this Agreement, following approval of the shareholders of each of the Series covered by this Agreement, (b) by the Manager at any time, upon ten (10) calendar days’ written notice to the Sub-Adviser and the Fund, (c) at any time without payment of any penalty by the Fund, by the Fund’s Board or a majority of the outstanding voting securities of each Series, upon ten (10) calendar days’ written notice to the Manager and the Sub-Adviser, or (d) by the Sub-Adviser upon three (3) months’ written notice unless the Fund or the Manager requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Fund or Manager not to exceed three (3) additional months beyond the initial three-month notice period, provided however, in no event shall the effective date of the termination of this Agreement exceed the Termination Date; also provided, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Manager and the Fund, in the event either the Sub-Adviser (acting in good faith) or the Manager ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Fund or with respect to the Series, or in the event the Manager becomes bankrupt or otherwise incapable of carrying out its obligations under this Agreement, or in the event that the Sub-Adviser does not receive compensation for its services from the Manager or the Fund as required by the terms of this Agreement.

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In the event of termination for any reason, all records of each Series for which the Agreement is terminated shall promptly be returned to the Manager or the Fund, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. This Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act). In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 9, 10, 12, 13, 14, 15 and 16 of this Agreement shall remain in effect, as well as any applicable provision of this Section numbered 17 and, to the extent that only amounts are owed to the Sub-Adviser as compensation for services rendered while the agreement was in effect, Section 6.

17.     Notices. Any notice must be in writing and shall be sufficiently given (1) when delivered in person, (2) when dispatched by telegram or electric facsimile transfer (confirmed in writing by postage prepaid first class mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

ING Mutual Funds

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Attention: Chief Counsel

If to the Manager:

ING Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Attention: Michael J. Roland

If to the Sub-Adviser:

J.P. Morgan Investment Management Inc.

With a copy to:

J.P. Morgan Investment Management Inc.

270 Park Avenue, 9th Floor

New York, NY 10017

Attention: Mutual Funds - Legal

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18.     Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the Trustees of the Fund, including a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law; and (ii) the holders of a majority of the outstanding voting securities of the Series.

19.     Use of Name.

     (a)     It is understood that the name “ING Investments, LLC.” or any derivative thereof or logo associated with that name is the valuable property of the Manager and/or its affiliates, and that the Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the Manager and only so long as the Manager is Manager to the Fund and/or the Series. Upon termination of either Management Agreement between the Fund and the Manager, the Sub-Adviser shall as soon as is reasonably possible cease to use such applicable name (or derivative or logo).

     (b)     It is understood that the names “J.P. Morgan Asset Management,” “JPMorgan Chase & Co.,” or “J.P. Morgan Investment Management Inc.,” or any derivative thereof or logos associated with those names are the valuable property of the Sub-Adviser and its affiliates and that the Fund and/or the Series have the right to use such names (or derivatives or logos) in the names of the Series and in offering materials of the Fund only with the approval of the Sub-Adviser and only for so long as the Sub-Adviser is a sub-adviser to the Fund and/or the Series. Upon termination of this Agreement between the Fund, the Manager, and the Sub-Adviser, the Fund shall as soon as is reasonably possible cease to use such names (or derivatives or logos) in the names of the Series or in the Series offering materials.

20.      Customer Identification Program. To help the government fight the funding of terrorism and money laundering activities, Sub-Adviser has adopted a Customer Identification Program, ("CIP") pursuant to which Sub-Adviser is required to obtain, verify and maintain records of certain information relating to its clients. In order to facilitate Sub-Adviser’s compliance with its CIP, the Fund hereby represents and warrants that (i) the Fund’s taxpayer identification number or other government issued identification number is reflected on Schedule A, (ii) all documents provided to Sub-Adviser are true and accurate as of the date hereof, and (iii) the Fund or the Manager agrees to provide to Sub-Adviser such other information and documents that Sub-Adviser requests in order to comply with Sub-Adviser’s CIP.

21.      Force Majeure.      (a) No party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

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22.     Amended and Restated Agreement and Declaration of Trust. A copy of the Amended and Restated Agreement and Declaration of Trust for the Fund is on file with the Secretary of the Commonwealth of Delaware. The Amended and Restated Agreement and Declaration of Trust has been executed on behalf of the Fund by Trustees of the Fund in their capacity as Trustees of the Fund and not individually. The obligations of this Agreement shall be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer, or shareholder of the Fund individually.

23.     Miscellaneous.

     (a)     This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the provisions, policies or principals thereof relating to choice or conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

     (b)     The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (c)     To the extent permitted under Section 16 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties.

     (d)     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

     (e)     Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Manager, or constituting the Manager as an agent of the Sub-Adviser.

     (f)     This Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING MUTUAL FUNDS

By: /s/Kimberly A. Anderson
Name: Kimberly A. Anderson
Title: Senior Vice President

ING INVESTMENTS, LLC

By: /s/Todd Modic
Name: Todd Modic
Title: Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/Danielle K. Azua
Name: Danielle K. Azua
Title: Vice President
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SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by J.P. Morgan Investment Management Inc. (the “Sub-Adviser”) to the following Series of ING Mutual Funds, pursuant to the attached Sub-Advisory Agreement, the Manager will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Fees

ING Emerging Countries Fund	0.42%

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